                                  EXHIBIT 10.44

                                    AGREEMENT

     THIS AGREEMENT is entered into this 14th day of May, 1996, by and among Anbay, Ltd., a Colorado corporation ("Anbay"), as successor to Flahive Oil and Gas LLC, a Colorado limited liability company ("FOG"), O'Neal Resources Corporation, a Colorado corporation ("ORC"), Gunsmoke Gas Processing Company, a Colorado corporation ("GGPC"), Tipperary Corporation, a Texas corporation ("Tipperary"), and Milmac Operating Company, an Oklahoma corporation ("Milmac"). All of the foregoing entities shall hereafter be referred to as the "Parties," provided, however, that references to the Parties shall include FOG and shall not include Anbay only with respect to actions taken before Anbay became FOG's assignee, as set forth below. References to FOG mean FOG as Anbay's predecessor in interest.

                                    RECITALS

     A. The Parties entered into certain contractual and business relationships with the intent of constructing and operating a natural gas liquids fractionating plant (the "Plant") in Monroe County, Alabama, and entered into various agreements incident thereto (the foregoing contractual and business relationships, the Plant, and activities incident thereto shall be collectively hereafter referred to as the "Project"), and the following agreements, executed at the commencement of the Project, are pertinent to this Agreement:

     - TURNKEY AGREEMENT dated August 9, 1994 among Frisco City Fractionating L.L.C., a Utah limited liability company ("FCF"), Hamilton Refining Company, a Texas corporation ("HRC"), FOG, ORC, GGPC and Gunsmoke Production Company, a Colorado corporation ("GPC");

     - AMENDMENT TO TURNKEY AGREEMENT dated September 9, 1994 among FCF, HRC, FOG, ORC, GPC, GGPC, Tipperary and Milmac (the Turnkey Agreement and the Amendment to Turnkey Agreement shall hereafter together be referred to as the "Turnkey Agreement"); and

     - OPERATING AGREEMENT OF FRISCO CITY FRACTIONATING L.L.C. dated August 19, 1994 (the "FCF Agreement") among FOG, ORC, GGPC, Tipperary and Milmac.

Capitalized terms not otherwise defined herein shall have the meanings set forth in the foregoing agreements.

     B. In connection with the Parties' desire to address certain issues and define and agree to their respective rights and obligations in connection with the Project, the following are also pertinent to this Agreement:

     - MEMORANDUM OF UNDERSTANDING dated September 18, 1995 (the "MOU") signed by FOG, ORC, GGPC, Tipperary and Milmac.

     - AGREEMENT FOR SALE OF MEMBERSHIP INTEREST dated November 14, 1995 (the "Sale Agreement") between Tipperary and HRC.

     - AGREEMENT FOR TERMINATION AND ASSIGNMENT OF AGREEMENTS AND LIMITED MUTUAL RELEASES dated November 20, 1995 (the "Termination and Release Agreement") among FCF, D-GAS, L.L.C., an Alabama limited liability company ("D-GAS"), HRC, FOG, ORC, GGPC, Tipperary and Milmac.

     C. GPC and FOG have assigned all of their interests in any and all of the foregoing agreements and in the Project to GGPC and Anbay, respectively.

     D. Pursuant to the Sale Agreement, Tipperary purchased and HRC, a Member of D-GAS, sold and transferred (the "HRC Sale") HRC's entire interest in D-GAS (the "HRC Interest"). The HRC Sale closed on February 13, 1996.

     E. The Termination and Release Agreement provided that, at the time of the closing of the HRC Sale, without further action by the parties thereto, certain agreements relating to the project, including the Turnkey Agreement, would be terminated except for provisions which would survive such termination (and the Parties have agreed, as provided below, that only certain security interest provisions shall survive, and all other terms and provisions of the such agreements shall expire with no further liability to any party). Notwithstanding any other agreement of the parties, it is expressly understood and agreed that the security interests provided for in Section 4 of this Agreement shall remain in effect. Pursuant to request by Anbay, ORC and Gunsmoke, the final, executed counterparts of the Termination and Release Agreement are presently being retained by Tipperary.

     F. The Parties wish to further define and agree to their respective rights and obligations in connection with the Project.

                                    AGREEMENT

     In consideration of the mutual covenants and agreements set forth herein, the Parties agree as follows.

     1.   FUNDING OF PROJECT.

          (a)  Tipperary and Milmac acknowledge, concerning the $1,275,000




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"turnkey" price, for which they are obligated in the FCF Agreement, that
$127,500 of this has not been paid. Anbay, FOG, ORC, GGPC and Tipperary (on behalf of HRC) have advanced said $127,500 of construction costs, with Tipperary paying 40% of this amount on behalf of HRC and each of Anbay (or FOG as Anbay's predecessor), ORC and GGPC paying 20% of this amount. Tipperary and Milmac, in proportion to their relative obligations (90% for Tipperary and 10% for Milmac) hereby agree to pay directly to each of Anbay, ORC and GGPC their respective 20% shares ($25,500 each) of the $127,500 upon the execution of this Agreement, subject, however, to Section 3 below. With respect to the amounts advanced by Tipperary on behalf of HRC, as to which Milmac is obligated to contribute, Milmac acknowledges that the amount of $5,100 is due and payable, and Milmac agrees to pay said $5,100 directly to Tipperary within 10 days after the execution of this Agreement.

          (b) The Parties acknowledge that Tipperary has advanced substantial funds pursuant to cash calls from D-GAS for FCF construction cost overruns (the "Construction Cost Overruns") incurred by the Project. The Parties agree that Construction Cost Overruns, for purposes of this Agreement, are defined and calculated as follows: (i) Total costs and expenses from the inception of the Project through and including February 29, 1996, incurred and capitalized ("Total Construction Costs") in accordance with Generally Accepted Accounting Principles ("GAAP") shall be determined; (ii) FCF's share (the "FCF Construction Costs") of Total Construction Costs shall be determined; and (iii) the amount by which FCF Construction Costs exceed $1,275,000 shall be Construction Cost Overruns, as such term is used in this Agreement. The Parties acknowledge that portions of Construction Cost Overruns were included in amounts paid by FCF Members pursuant to cash calls of D-GAS to date, but such amounts paid pursuant to such cash calls were used for payment of D-GAS operating expenses as well.

               (1) The Parties acknowledge that, for all cash calls issued on or after September 1, 1995 and thereafter, Tipperary advanced the funds for the Construction Cost Overruns, including 60% (the "60% Share") of such Construction Cost Overruns which Anbay, ORC and GGPC would otherwise together have been required to pay pursuant to Sections 3.2(b) and 3.2(c) of the FCF Agreement and the Turnkey Agreement. The Parties also acknowledge that 40% of the Construction Cost Overruns, pursuant to the Turnkey Agreement, were to have been paid by HRC, and that Tipperary advanced the funds for HRC's 40% share (the "40% Share") of such Construction Cost Overruns, beginning with the June 14, 1995 cash call. The Parties agree that Anbay, ORC and GGPC shall not be required to reimburse Tipperary for the 40% Share.

               (2) The 40% Share shall consist of 40% of the total Construction Cost Overruns. The 60% Share shall consist of 60% of the total Construction Cost Overruns incurred, in accordance with GAAP, from September 1, 1995 through February 29, 1996, inclusive.

               (3) Tipperary agrees to fund the 40% Share, and the 40% Share shall be considered a capital contribution to FCF by Tipperary. Tipperary agrees to fund the 60% Share, and the 60% Share shall be considered to be (i) capital contributions of Anbay, ORC and GGPC and (ii) a loan (the "60% Loan") by Tipperary to Anbay, ORC and GGPC, which Anbay, ORC and GGPC agree to repay with interest at 20% per annum, accruing from the respective dates of Tipperary's payments (including the aforesaid advances) of the 60% Share, beginning with the earliest such payment on September 11, 1996 and continuing until the 60% Share is fully funded and paid or is determined to have been fully funded and paid from the previous advances by Tipperary. The 60% Loan shall be repaid out of a portion of distributions which otherwise would be made to Anbay, ORC and GGPC. Each payment (to be withheld from such distributions) shall be divided into three parts and withheld equally from Anbay, ORC and GGPC, and, (A) if the distribution is from FCF, shall amount 5.714286% (9.52381% before Payout Sharing Ratio, as provided in the FCF Agreement, times 20% times 3) of the total distributions then made by FCF pursuant to Section 6.2 of the FCF Agreement to or on behalf of all of its Members; and (B) if the distribution is from D-GAS, shall amount to 3.999% (6.666% before Payout Sharing Ratio set forth in the MOU times 20% times 3) of the total distributions then made by D-GAS to all of its Members. The foregoing 5.714286% and 3.999%, although based on before Payout Sharing
Ratios, will not change after Payout. For purposes of the foregoing sentence, distributions shall mean gross distributions to be made to or on behalf of Members in accordance with their respective Sharing Ratios pursuant to Section 6.2 of the FCF Agreement, before any withholdings or deductions which otherwise would reduce the amount in fact paid to any Member for such distribution. The Parties agree that such payments shall be withheld from such distributions to Anbay, ORC and GGPC and paid to Tipperary before any other withholdings or deductions from such distributions. All such payments shall be applied first to accrued interest and then to principal. At such time as Tipperary has been repaid all principal and interest accrued on the 60% Loan, no further deductions in respect of the 60% Loan shall be made from distributions to Anbay, ORC or GGPC and the right to receive such previously withheld distributions shall revert to Anbay, ORC and GGPC.

               (4) Anbay, ORC and GGPC agree to fund 60% of Construction Cost Overruns incurred, in accordance with GAAP, through and including August 31, 1995; provided, however, that notwithstanding anything herein to the contrary, Anbay, ORC and GGPC shall not be liable for nor required to pay additional amounts to fund Construction Cost Overruns beyond such amounts as Anbay, ORC and GGPC have already paid, and the Parties agree that Anbay, ORC and GGPC, before September 1, 1995, each contributed $80,500 ($106,000 less $25,500, which is the amount to be refunded pursuant to Section 1(a) above).

               (5) FCF shall calculate the Parties' respective obligations to fund Construction Cost Overruns. The Parties shall, in accordance with the otherwise applicable provisions of the FCF Agreement, beginning 15 days following the determination of such obligations and thereafter, pay to FCF any or all unpaid balances of such Construction Costs Overruns as may be requested by FCF. Otherwise, such obligations may be withheld from distributions which otherwise would be made to the Parties. If a Party has overpaid its obligation for Construction Cost Overruns, the overpayment shall be returned to the Party from the first available funds out of Cash Flow which, as provided in Section 6.1 of the FCF Agreement, would otherwise be available for distributions to the Members of FCF.

          (c) The Parties' respective funding obligations to FCF for operating expenses, through and including February 29, 1996, shall be determined as follows: Total operating expenses of the Plant incurred, in accordance with GAAP, including but not limited to non-capitalized testing expenses (excluding capitalized testing expenses), but exclusive of depreciation and amortization, and total gross revenues of the Plant recognized, in accordance with GAAP, from inception of the Project through and including February 29, 1996, shall be determined. If such expenses are greater than such revenues, then the shortfall shall be apportioned among the Members in accordance with their Sharing Ratios and withheld, after withholding of any payments on the 60% Loan and amounts due for Capitalized Construction Costs, from the distributions which otherwise would be made to such Members until such obligations for operating expenses have been fully paid. If such revenues exceed such expenses, then the excess shall be retained by FCF as capital contributions by the Members in proportion to their respective before Payout Sharing Ratios.

          (d) For all revenues, costs and expenses incurred after February 29, 1996, the Members shall share in accordance with their then-effective Sharing Ratios, subject to the otherwise applicable terms of any applicable agreement, and the per gallon operating cost limitations for Tipperary and Milmac set forth in Subsections 3.2(d)(1), (2) and (3) of the FCF Agreement shall not apply.

          (e) All capital contributions by any Member of FCF which are or have been paid directly to D-GAS shall be deemed, and so accounted for, to have been made first to FCF, and in turn it shall be deemed that FCF made such payments to D-GAS. Conversely, for instances in which a payment or distribution properly would be made from D-GAS to FCF, and by FCF to any of its Members, if such payments or distributions are or have been instead made by D-GAS directly to any of the FCF Members, such payments shall be deemed, and so accounted for, to have first been made to FCF and thence to such Members.

     2. The Parties acknowledge that HRC, Anbay, ORC and GGPC are obligated to pay certain commission and/or origination fees to Susan Hillyard, Charles Savage and others (the "Hillyard/Savage Interests") in connection with the Project. Likewise, the Parties acknowledge that HRC, Anbay, ORC and GGPC are also liable to the Hillyard/Savage Interests for such amounts and in such a manner as would be provided by a 1% of 8/8ths nonvoting working interest (the "Working Interest Obligation") in the Project. As provided in the Termination and Release Agreement, HRC has made a one-time payment of $10,000, and Anbay, as FOG's successor, ORC and GGPC have agreed to accept such $10,000 as full and complete payment of HRC's obligations with respect to, among other things, the Hillyard/Savage Interests. Anbay, ORC and GGPC acknowledge and jointly and severally agree to pay the full amounts of such commissions and/or origination fees and amounts due pursuant to the Working Interest Obligation and to undertake to perform all other obligations in accordance with any agreements executed by any of FOG, as Anbay's predecessor, Anbay, ORC and GGPC with any party among the Hillyard/Savage Interests (the "Hillyard/Savage Agreements"). It is understood and agreed by the Parties that the HRC Interest will not be burdened, and Tipperary, in conjunction with the HRC Sale or otherwise, has not in any respect or in any manner, whether express or implied, assumed any liability or obligation whatsoever to or related to the Hillyard/Savage Interests, and it is further agreed that Tipperary has no responsibility or liability whatsoever pursuant to the Hillyard/Savage Agreements. If, notwithstanding the foregoing, any obligations or liabilities to the Hillyard/Savage Interests or pursuant to the Hillyard/Savage Agreements are imposed on FCF, D-GAS, the HRC Interest or Tipperary, then in addition to any other remedies, the costs and expenses associated with any such obligations or liabilities shall be withheld from distributions which otherwise would be made to Anbay, ORC and GGPC or shall be charged against their membership interests in FCF or D-GAS, as the case may be, in any reasonable manner which will avoid loss or injury to FCF, D-GAS, the HRC Interest or Tipperary in connection with such obligations or liabilities.

     3. FEES AND EXPENSES RELATED TO TRANSACTIONS HEREIN. Each of the Parties agrees to bear its own expenses and costs which it has incurred or may incur in connection with this Agreement, the MOU, the Sale Agreement, the Termination and Release Agreement, and any transactions, provisions and agreements related thereto, except that Tipperary, which has taken primary responsibility for the preparation of the drafts and final versions of the documents in connection with the foregoing, shall be entitled to recover, for its legal fees and expenses, $3,000 from each of Anbay, ORC and GGPC, to be withheld from the payments to be made to Anbay, ORC and GGPC pursuant to Section 1(a) above.

     4. SECURITY INTERESTS. The Parties agree, respecting any relations, rights or obligations among themselves, that only the provisions in the Turnkey Agreement concerning security interests in the membership interests in FCF of Anbay, ORC and GGPC, as set forth in Section 3(b) therein, and as further provided in the respective security agreements and any related agreements, shall survive the termination of the Turnkey Agreement pursuant to the Termination and Release Agreement. The Parties agree that the security interests shall first secure recovery by Tipperary and Milmac of the $1,275,000 turnkey price (as set forth in Article 3 and Section 6.2(a) of the FCF Agreement), and thereafter the security interests shall secure repayment of the 60% Loan together with all accrued interest (as provided in subparagraph 1(b)(3) above). The parties agree that the entire membership interests of Anbay, ORC and GGPC shall secure the recovery of the $1,275,000 turnkey price, and that thereafter the portion of the membership interests (including interests in income and loss, distributions, capital accounts, and any other component of such membership interests) of Anbay, ORC and GGPC subject to the security interests shall be reduced to the same percentages as set forth in Section 1(b)(3) above out of which the 60% Loan is to be repaid.

     5.   MANAGING MEMBER.  The Parties agree that pursuant to this Agreement,





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


effective with the execution of this Agreement, the number of Managing Members is reduced from two to one, and Tipperary is duly elected as the Managing Member of FCF. The Parties further approve the transfer and custody of and responsibility for the books and records of FCF from FOG to Tipperary. The Parties agree to indemnify and hold harmless any other Party from and against all damages, losses, costs and expenses (including reasonable attorneys' fees) which such Party may incur by reason of such Party being or allegedly being a Managing Member of FCF and by reason of any act or failure to act of such Party as a Managing Member or allegedly as a Managing Member during the period of time from the time that Flahive assigned its interest in FCF to Anbay until the date of this Agreement.

     6. CONSENT TO TRANSFER OF MEMBERSHIP INTEREST AND ADMISSION OF SUBSTITUTED MEMBER. Anbay, ORC, GGPC and Milmac, hereby unanimously consent and agree that Tipperary, as provided in Section 10.1 of the FCF Agreement, may transfer (the "Membership Transfer") its entire membership interest in FCF to a wholly-owned subsidiary of Tipperary (the "Tipperary Subsidiary"), and that, concurrently with the Membership Transfer, the Tipperary Subsidiary will be admitted as a substituted Member pursuant to Section 10.7(a) of the FCF Agreement, with the business of FCF being continued thereafter, subject to the further agreement of the Parties as follows:

          (a) The Parties agree that the provisions of Sections 10.2, 10.3 10.4 and 10.5 do not apply to the Membership Transfer and there shall be no preferential purchase rights with respect to the Membership Transfer (which is only the contemplated transfer of Tipperary's membership interest in FCF to the Tipperary Subsdiary) because the Tipperary Subsidiary is an Affiliate as provided in Section 10.2, and the provisions of this clause (a) do not apply to the provisions of clause (e) below.

          (b) As required in Section 10.7(c) of the FCF Agreement, concurrently with the Membership Transfer, Tipperary will cause the Tipperary Subsidiary to assume all of Tipperary's obligations with respect to the membership interest, and to agree to be bound by all the terms and conditions of the FCF Agreement by a written instrument, duly acknowledged.

          (c) Tipperary will perform, and will cause the Tipperary Subsidiary to perform, all other acts necessary and required by the FCF Agreement in order to consummate the Membership Transfer and cause the Tipperary Subsidiary to become a substituted Member of FCF.

          (d) The Parties agree, subject to the foregoing terms in this Section 6, that no further action or consent on the part of any Party shall be necessary in connection with the Membership Transfer or for the Tipperary Subsidiary to become substituted Member of FCF, and on condition that the foregoing terms of this Section 6 are complied with, the Parties further agree that the consent of each of Anbay, ORC, GGPC and Milmac to the Membership Transfer and to the Tipperary Subsidiary becoming a substituted Member of FCF is irrevocable and cannot be withdrawn.

          (e) The Parties agree that any sale of any shares of capital stock or other equity interests of the Tipperary Subsidiary, Anbay, ORC, GGPC or Milmac shall be subject to the provisions of Sections 10.2, 10.3 and 10.4 of the FCF Agreement as if such sale was a sale of a membership interest in FCF to a third party, except that (i) instead of 30 days as provided in Section 10.3, the other Members of FCF shall have 45 days within which to elect to purchase the shares or equity interests offered; (ii) notwithstanding any terms or provisions of the proposed sale, such proposed sale shall be deemed to be for cash only at the time of closing, and the other Members of FCF may exercise such preferential purchase rights only upon payment of the sale price in full in cash at the closing of such sale; and (iii) to the extent that the selling Member holds any material assets in addition to the membership interest in FCF and assets related to the FCF membership interest (the selling Member's "FCF Assets"), the sale price shall be allocated between the selling Member's FCF Assets and the selling Member's other assets, and the other Members of FCF shall have the preferential right to purchase only the proportion of such shares or equity interests which is equal to the proportion which the selling Member's FCF membership interest is to the total assets of the selling Member.

     7. DELIVERY OF FULLY EXECUTED COUNTERPARTS OF TERMINATION AND RELEASE AGREEMENT. The Parties agree that Tipperary shall deliver the fully executed counterparts of the Termination and Release Agreement to the other Parties and to HRC upon execution of this Agreement.

     8. REORGANIZATION OF PROJECT. The Parties agree that there shall be no obligation, as a result of any prior agreements, expressions of intent or interest, actions taken, or formulation of any plans by any of the Parties, to endeavor or otherwise take any action to reorganize FCF or D-GAS or otherwise modify the affairs of the Project, insofar as the objective, purpose or result of any such endeavor or action is that the Members of FCF would become Members of D-GAS, whether by dissolution of FCF, merger of FCF into D-GAS, collapsing FCF or any agreements, or by any other means calculated to result in the Members of FCF becoming Members of D-GAS.

     9. ARBITRATION. It is hereby agreed that if, at any time hereafter, any dispute, difference or question shall arise between the Parties regarding the construction, meaning or effect of this Agreement or any act or omission to act of any of the Parties, every such dispute, difference or question, shall be expeditiously submitted for arbitration in accordance with the rules of the American Arbitration Association, and the determination of the arbitrators appointed pursuant thereto shall be binding upon the Parties. Such arbitration shall be conducted in the City and County of Denver, Colorado, or such other location as the Parties shall decide. Within 10 business days after any Party gives notice an election to arbitrate, Tipperary and Milmac shall together select an arbitrator, and Anbay, ORC and GGPC shall together select an arbitrator. The two arbitrators who have been appointed shall, within 10 business days thereafter appoint the third arbitrator. If only one arbitrator is appointed by the Parties, or if the foregoing two arbitrators fail to appoint the third arbitrator, then any of the Parties may petition any court of competent jurisdiction, with venue as herein provided, to appoint the remaining one or two arbitrators. The arbitrators shall proceed with all reasonable dispatch to hear and determine the matter in dispute, and the decision or award in writing of said arbitrators or a majority of them shall be final and binding upon the Parties. With respect to any dispute subject to this arbitration provision, the prevailing party or parties shall be awarded their reasonable costs and attorney fees. If a question should arise as to whether a dispute is subject to this arbitration provision, the arbitrators, not a court, shall decide such question.

     10. NOTICES. Any notice under this Agreement shall be in writing and personally delivered or deposited in the United States Mail, postage prepaid, certified or registered, and return receipt requested to the last address provided by the party to whom notice is given. Notice shall be deemed given upon personal delivery or 72 hours after the same shall have been deposited in the United States Mail.

     11.  MISCELLANEOUS PROVISIONS.

          (a) FAIR MEANING. The Parties acknowledge that this Agreement is the product of arms-length negotiations among persons with substantially equal bargaining power and shall not be construed against the Party which accepts primary responsibility for drafting this Agreement. The language in this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any Party. When the context of this Agreement requires, any pronouns used herein include the neuter, masculine, feminine, a partnership, corporation, unincorporated association or any other legally recognized entity, and the singular includes the plural or vice versa.

          (b) ASSIGNMENT. This Agreement shall not be assigned, in whole or in part, without the express, written consent of all of the Parties.

          (c) ENTIRE AGREEMENT. This Agreement sets forth the entire understanding among the Parties with respect to the subject matter hereof, superseding all negotiations and all prior discussions, agreements and understandings of the Parties.

          (d) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be considered an original.


          (e) AMENDMENT. This Agreement may not be altered or amended, nor any rights hereunder waived, except by an instrument executed by the Parties. No right or obligation of, or default by, any of the Parties shall be deemed waived by any other waiver of the same or any other right, obligation, or default, or by any previous or subsequent forbearance or course of dealing.

          (f) GOVERNING LAW, VENUE AND ATTORNEYS' FEES. This Agreement shall be governed, construed and enforced under the laws of the State of Colorado. The Parties agree that venue shall lie in the City and County of Denver, Colorado and in the Federal District Court for the district Colorado. If an action or suit is brought upon this Agreement, to enforce the arbitration provisions herein or otherwise, the prevailing party or parties shall be entitled to all costs and reasonable attorneys' fees.

          (g) SEVERABILITY. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the terms or provisions within this Agreement so long as, pursuant to such remainder, the purposes of this Agreement can nonetheless be fulfilled in all material respects.

          (h) SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of all successors, assigns, and heirs of the Parties.

          (i) HEADINGS. The headings of the Sections of this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the provisions of this Agreement.



     EXECUTED as of the date first written above.





ANBAY, LTD.                             GUNSMOKE GAS PROCESSING COMPANY



By: /s/ Alfred A. Wiesner               By: /s/ Lawson K. Stiff
-----------------------------           -----------------------------
Alfred A. Wiesner, President            Lawson K. Stiff, President


O'NEAL RESOURCES CORPORATION            TIPPERARY CORPORATION



By: /s/ Michael D. O'Neal               By: /s/ David L. Bradshaw
----------------------------            -----------------------------
Michael D. O'Neal, President            David L. Bradshaw, President

MILMAC OPERATING COMPANY



By: /s/ James A. McAuley
---------------------------
James A. McAuley, President